Amended and Restated Appendix A to Sub-Advisory Agreement Between
North Square Investments, LLC and CSM Advisors, LLC

North Square Investments, LLC (“Adviser”) has entered into a Sub-Advisory Agreement with CSM Advisors, LLC (“Sub-Adviser”), dated as of November 2, 2020, (the “Agreement”). The Agreement was previously amended by Amending and Restating Appendix A and is being further amended effective April 28, 2025 (“2025 Effective Date”) via this document.

Under the Agreement: Sub-Adviser was initially sub-advising one mutual fund; and as of a previous amendment two mutual funds; and as of December 20, 2024 pursuant to a Novation Agreement six mutual funds; and as of the 2025 Effective Date seven mutual funds (“Funds”) which are part of the Exchange Place Advisors Trust (“Trust”) (previously known as the North Square Investments Trust) and are set forth on Appendix A to this document.

Appendix A to the Agreement designates the Funds being sub-advised by the Sub-Adviser and the sub-advisory fee for those Funds. The parties desire to amend and restate such Appendix A (“Amendment”) as set forth in the Appendix A attached to this Amendment to designate the seven Funds to hereafter be sub-advised by Sub-Adviser and the amount of sub-advisory fees to be paid by Adviser to Sub-Adviser with respect to each of the Funds.

NOW, THEREFORE, for and inconsideration of the mutual covenants and agreements contained in the Agreement and this Amendment, the Adviser and the Sub-Adviser hereby agree as follows:

1.	Appendix A to the Agreement is hereby amended and restated to read as set forth on Appendix A attached to this Amendment.

2.	In all other respects the Agreement remains in full force and effect without change.

Acknowledged by:

North Square Investments, LLC		CSM Advisors, LLC

By:	/s/ Alan E. Molotsky	By:	/s/ Ulf Skreppen

Printed Name:	Alan E. Molotsky	Printed Name:	Ulf Skreppen

Its:	General Counsel, Sr. Managing Director	Its:	CCO/COO

Date:	April 11, 2025	Date:	April 11, 2025

APPENDIX A

		Trust Board
Fund	Sub-Advisory Fee*	Approval Date
North Square McKee Bond Fund	0.12%	11/02/2020
North Square Core-Plus Bond Fund	0.17%	9/27/2024
North Square Spectrum Alpha Fund	0.14%	12/3-4/2024
North Square Multi Strategy Fund	0.00% - 0.25%**	12/3-4/2024
North Square Tactical Growth Fund	***	12/3-4/2024
North Square Tactical Defensive Fund	***	12/3-4/2024
North Square Small Cap Value Fund	0.595%	3/27-28/2025

*	The daily net assets of each Fund shall be calculated in the same manner as described in each Fund’s prospectus.

**	[1] The annual sub-advisory fee is calculated as follows: (i) 0.00% for Fund assets invested in other series of the Trust advised by the Adviser (“affiliated investment companies”) and (ii) 0.25% for Fund assets invested in non-affiliated investment companies.

***	First $150 million of AUM of this Fund 0.875%; over $150 million AUM and up to $500 million of AUM 0.70%; thereafter 0.595% of incremental AUM. This is the sub-advisory fee rate as of 1/1/2025.